Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	David Howard (336) 741-3489	RAI 2015-23

Executive changes announced at RAI and its operating companies;

Crew to become chief operating officer of R.J. Reynolds Tobacco Company

WINSTON-SALEM, N.C. – Sept. 11, 2015 – Reynolds American Inc. (NYSE: RAI) announced several executive changes at both RAI and its largest subsidiary, R.J. Reynolds Tobacco Company. All the changes will be effective Oct. 1, 2015.

Debra A. Crew, currently president and chief commercial officer of R.J. Reynolds, will become president and chief operating officer of the company. She will assume management responsibility for the company’s manufacturing operations and research and development functions, in addition to her ongoing responsibility for the consumer and trade marketing functions.

Nancy H. Hawley, currently senior vice president of operations at R.J. Reynolds, will be promoted to executive vice president of operations for the company.

Daniel J. Herko, currently senior vice president of research and development for R.J. Reynolds, will be promoted to executive vice president of research and development for the company. Herko will also become an executive vice president of RAI Services Company, and will be responsible for managing regulatory oversight for RAI’s subsidiaries.

When Crew assumes her new responsibilities on Oct. 1, Jeffery S. Gentry, currently R.J. Reynolds’ executive vice president of operations and chief scientific officer, will move to a project role overseeing the ongoing integration of Lorillard operations into subsidiaries of RAI. Gentry plans to retire sometime in the first half of 2016.

Thomas R. Adams, who served as RAI’s executive vice president and chief financial officer from 2008 to March 2015, and has been overseeing the integration of Lorillard operations, now plans to retire on Oct. 1 when Gentry assumes responsibility for overseeing the integration.

“Reynolds American places great importance on its talent-development and succession-planning processes,” said Susan M. Cameron, RAI’s president and CEO. “As a result, we have a talented pool of top-notch executives ready to move into key leadership roles for our companies. Strong people and strong brands are the keys to success in consumer packaged-goods businesses, and Reynolds American and its subsidiaries are fortunate to have both,” she said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include three of the best-selling cigarettes in the U.S.: Newport, Camel and Pall Mall. These brands, and its other brands, are manufactured in a variety of styles and marketed in the U.S.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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